Exhibit (s)

POWER OF ATTORNEY

Each of the undersigned directors of Brookfield Global Listed Infrastructure Income Fund, a corporation formed under the laws of the State of Maryland (the “Company”), hereby constitutes and appoints Brian Hurley, Jon Tyras, and Steven M. Pires with full power to act without the other and with full power of substitution and resubstitution, as his true and lawful attorney-in-fact and agent to execute in his name, place and stead, and on his behalf, in the capacities indicated below, the Registration Statement on Form N-2, including any pre-effective amendments and/or any post-effective amendments thereto and any other filings in connection therewith, and to file the same under the Securities Act of 1933, as amended, or the Investment Company Act of 1940, as amended, or otherwise, with respect to the registration of the Company, the registration or offering of the Company’s common shares, par value $.001 per share, or the registration or offering of the Company’s preferred shares, par value $.001 per share; granting to each such attorney-in-fact and agent full power of substitution and revocation in the premises; and ratifying and confirming any and all that each such attorney-in-fact and agent, or any of them, shall do or cause to be done by virtue hereof.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney this 16th day of August, 2011.

/s/ Kim. G. Redding
Kim G. Redding
Director

/s/ Rodman L. Drake
Rodman L. Drake
Director

/s/ Louis P. Salvatore
Louis P. Salvatore
Director

/s/ Edward A. Kuczmarski
Edward A. Kuczmarski
Director